EXHIBIT 99.1

Contacts:

Timothy Creech	Robin Fastenau
Vice President of Finance	Manager of Corporate Communications
Trimeris, Inc.	Trimeris, Inc.
(919) 419-6050	(919) 419-6050

TRIMERIS ANNOUNCES

SECOND QUARTER 2003 RESULTS

DURHAM, NC, July 22, 2003 – Trimeris, Inc. (Nasdaq: TRMS) today announced results for the second quarter ended June 30, 2003.

For the second quarter of 2003, the Company reported a loss of $18.1 million, or ($0.84) per share, compared with a loss of $16.7 million ($0.89 per share) in the comparable 2002 period.

The increase in net loss for the quarter is primarily due to increased marketing expenses related to the commercial launch of FUZEON™, net of the gross profit from the sale of FUZEON. The impact on net loss of the increased marketing expenses was partially offset by reduced expenses incurred compared to 2002 for the Company’s phase III clinical trials for FUZEON and the production of drug material for clinical trials. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. Cash and cash equivalents and short-term investments totaled $123.0 million at June 30, 2003. Total net sales for FUZEON in the United States by the Company and its collaborative partner in the second quarter of 2003 were $4.3 million. Total net sales outside of the United States were $870,000 in the second quarter of 2003.

“The second quarter was eventful for Trimeris and our product, FUZEON. The U.S. product launch and progress toward reimbursement have been very positive, plus we obtained marketing approval in the European Union,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “We are also very delighted with the 48-week clinical results recently presented at the 2nd International AIDS Society (IAS) Conference on HIV Pathogenesis and Treatment that emphasize the durability of FUZEON. Finally, we are pleased with the improvements our colleagues at Roche have made in manufacturing.”

A live webcast of our conference call on July 22 at 6:00 p.m. EDT will be available at http://www.trimeris.com and archived for replay until September 30, 2003.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

Note:    This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Milestone revenue	$750	$326	$986	$652
Royalty revenue	87	—	87	—

Total revenue	837	326	1,073	652

Operating expenses:
Research and development:
Non-cash compensation*	203	149	143	128
Other research and development	10,694	11,925	20,377	26,684

Total research and development expense	10,897	12,074	20,520	26,812

General and administrative:
Non-cash compensation*	233	415	645	818
Marketing expense**	—	2,985	—	4,510
Other general and administrative	2,399	2,031	4,567	3,896

Total general and administrative expense	2,632	5,431	5,212	9,224

Collaboration loss**	5,763	—	10,215	—

Total operating expenses	19,292	17,505	35,947	36,036

Operating loss	(18,455)	(17,179)	(34,874)	(35,384)

Other income (expense)
Interest income	414	516	920	1,053
Interest expense	(11)	(31)	(26)	(64)

	403	485	894	989

Net loss	$(18,052)	$(16,694)	$(33,980)	$(34,395)

Basic and diluted net loss per share	$(0.84)	$(0.89)	$(1.59)	$(1.86)

Weighted average shares outstanding	21,418	18,736	21,397	18,513

* Non-cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.

** Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three months and six months ended June 30, 2003. Marketing expense for 2002 consisted of our 50% share of expenses incurred for pre-launch activities related to FUZEON.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	June 30, 2003 (unaudited)	December 31, 2002
Assets
Total current assets	$123,810	$150,313
Property, furniture and equipment – net	2,375	2,816
Total other assets	1,736	1,410

Total assets	$127,921	$154,539

Liabilities and Stockholders’ Equity
Total current liabilities	$15,278	$21,924
Capital lease obligations, less current installments	173	321
Deferred revenue	13,347	2,167

Total liabilities	28,798	24,412

Total stockholders’ equity	99,123	130,127

Total liabilities and stockholders’ equity	$127,921	$154,539